EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-137155) on Form S-8 of our report dated June 24, 2009, relating to the financial statements and supplemental schedule appearing in this Annual Report on Form 11-K of the AMCORE Financial Security Plan for the year ended December 31, 2008.

Milwaukee, WI

June 24, 2009